EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-179002) on Form S-8 of EuroSite Power Inc. of our report dated March 30, 2016, relating to our audit of the consolidated financial statements which appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ WOLF & COMPANY, P.C.
Wolf & Company, P.C.

Boston, Massachusetts
March 30, 2016